NEWS RELEASE

Media Contact:	Investor Contact:
Shannon Lapierre 860-547-5624 Shannon.Lapierre@thehartford.com	Rick Costello 860-547-8480 Richard.Costello@thehartford.com

JR Reilly 860-547-9140 JR.Reilly@thehartford.com

The Hartford Returns U.S. Treasury Investment

HARTFORD, Conn., March 31, 2010 – The Hartford Financial Services Group, Inc. (NYSE: HIG) today announced that it has repurchased all of The Hartford’s preferred shares issued to the U.S. Department of Treasury under the Capital Purchase Program (CPP).

“We are pleased to complete our plan to return the U.S. Treasury’s investment in The Hartford and appreciated the opportunity to participate in CPP and the support of the government and American taxpayers,” said Liam E. McGee, The Hartford’s Chairman, President and Chief Executive Officer. “With the capital raise completed and the investment repaid, we are well positioned from both a capital and balance sheet perspective.”

The Hartford paid $3.4 billion to the U.S. Treasury to repurchase the preferred stock, plus a final dividend payment of about $21.7 million. The Hartford funded the repurchase with proceeds from its recent equity and debt offerings, as well as from available resources. The U.S. Treasury continues to hold warrants to purchase approximately 52 million shares of The Hartford’s common stock at an initial exercise price of $9.79 per share. The company does not intend to repurchase the warrants from the U.S. Treasury.

About The Hartford

Celebrating nearly 200 years, The Hartford (NYSE: HIG) is an insurance-based financial services company that serves households, businesses and employees by helping to protect their assets and income from risks, and by managing wealth and retirement needs. A Fortune 500 company, The Hartford is recognized widely for its service expertise and as one of the world’s most ethical companies.

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This news release shall not constitute an offer to sell or a solicitation to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Some of the statements in this release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include those discussed in our Annual Report for fiscal year 2009 on Form 10-K and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.